Exhibit 23.4

George A. Nicholson, P. Geo.
21888 - 61st Avenue
Langley, British Columbia, Canada

March 16, 2009

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, DC 20549-4561

Re: Ruby Creek Resources Inc. - Form S-1 Registration Statement

Dear Sirs:

As a consulting geologist I hereby consent to the inclusion or incorporation by reference in the Form S-1 Registration Statement (Amendment No. 2 to Form SB-2) for Ruby Creek Resources Inc. dated on or about March 16, 2009, and thereafter, of the following:

  My report entitled "Review of Technical Information and Proposed Exploration Program for the More Creek Copper Gold Project" dated November 27, 2008 prepared by me for Ruby Creek Resources Inc.

In addition, I hereby also consent to the reference to my name included under the heading "Experts" in the referenced Registration Statement for Ruby Creek Resources Inc.

Yours truly,

"George A. Nicholson"
George A. Nicholson, P. Geo.